Exhibit 4.2

Execution Version

THIRD SUPPLEMENTAL INDENTURE
Third Supplemental Indenture (this “Supplemental Indenture”), dated as of November 7, 2019, among GTT Communications, Inc., a Delaware corporation (the “Issuer”), and GC Pivotal, LLC, a Delaware limited liability company, Communication Decisions - SNVC, LLC, a Virginia limited liability company, Electra Ltd., a Virginia limited liability company, and Core180, LLC, a Delaware limited liability company (each, a “Guaranteeing Subsidiary” and, together, the “Guaranteeing Subsidiaries”), and each an indirect subsidiary of the Issuer, and Wilmington Trust, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (in such capacity, the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (as supplemented, the “Indenture”), dated as of December 22, 2016, providing for the issuance of an unlimited aggregate principal amount of 7.875% Senior Notes due 2024 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Issuer and the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)    Agreement to be Bound. Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.
(3)    Guarantee. The Guaranteeing Subsidiaries agree, on a joint and several basis with all the existing Guarantors, to provide an unconditional Guarantee on the terms and subject to the conditions set forth in Article 10 of the Indenture.
(4)    No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Issuer or any Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiaries) under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.
(5)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(6)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(7)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries.
(9)    Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.
(10)    Successors. All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

GC PIVOTAL, LLC
By:    /s/ Chris McKee
Name:    Chris McKee
Title:    Vice President
COMMUNICATION DECISIONS - SNVC, LLC
By:    /s/ Chris McKee
Name:    Chris McKee
Title:    Vice President
ELECTRA LTD.
By:    /s/ Chris McKee
Name:    Chris McKee
Title:    Vice President
CORE180, LLC
By:    /s/ Chris McKee
Name:    Chris McKee
Title:    Vice President
GTT COMMUNICATIONS, INC.
By:    /s/ Mike Winston
Name:    Mike Winston
Title:    Vice President and Treasurer

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
By:    /s/ Quinton M. DePompolo
Name:    Quinton M. DePompolo
Title:    Banking Officer

[Signature Page to Supplemental Indenture]